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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 27, 2005, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-124944) for the registration of $165,000,000 of 9% Senior Secured Notes due 2011.

        Our audit also included the financial statement schedule of Altra Industrial Motion, Inc. listed in Item 21. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Richmond, Virginia
September 30, 2005

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  Exhibit 23.1